Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces
Third Quarter 2007 Financial Results
- Recent Financing Expected to Take Company Through First Product Launch -
Recent Highlights Include:
•	Priced $150 million bond financing

•	Presented positive results of AzedraTM Phase 1 dosimetry trial at EANM meeting

•	Presented positive ZemivaTM Phase 2b Trial and Normals reference database data at ASNC Annual Meeting

•	Presented promising preclinical TrofexTM prostate cancer data at AACR-NCI-EORTC “Molecular Targets and Cancer Therapeutics” meeting

•	Completed strategic purchase of domestic radiopharmaceutical manufacturing facility

•	Appointed Donald E. Wallroth as Chief Financial Officer

•	Elected Scott Gottlieb, M.D., ex-Deputy Director of the FDA, to Board of Directors
Cambridge, MA, November 12, 2007 — Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today financial results for the quarter ended September 30, 2007 and provided financial and operational guidance for fiscal year 2007.
“Molecular Insight continues to deliver results that further validate our strategy to improve the detection and treatment of serious disease through the use of targeted molecular radiotherapeutics and molecular imaging pharmaceuticals,” said David S. Barlow, Chairman and CEO of Molecular Insight. “We recently presented clinical data on two of our lead candidates at major scientific congresses. Azedra, which has Fast Track designation from the U.S. FDA and is our lead targeted radiotherapeutic for the treatment of neuroendocrine tumors, was featured at the recent European Association of Nuclear Medicine (EANM) meeting in October. The oral presentation reviewed positive Phase 1 data for Azedra and the benefits of our proprietary UltratraceTM technology towards improving the safety and efficacy profiles of radiotherapeutics. In addition, Zemiva’s strong quantitative data from its Phase 2 clinical trial was presented at the American Society of Nuclear Cardiology (ASNC). This study further demonstrated Zemiva’s potential to facilitate timely and accurate diagnosis of cardiac ischemia in the emergency department setting. Regarding Trofex, our lead program for the detection of prostate cancer, we recently presented promising preclinical data on two candidate lead compounds with which we intend to initiate human clinical studies early next year through an exploratory IND. We recently finalized the strategic acquisition of a domestic radiopharmaceutical manufacturing facility in Denton, Texas, which we intend to initially use for production of Azedra and which we expect will eventually produce our full suite of products. Development of OnaltaTM for treatment of neuroendocrine tumors and SolazedTM for treatment of malignant melanoma remain on track. During the quarter, Molecular Insight also continued to execute operationally with the addition of key members to our executive management team and Board of Directors.”

“As previously announced on November 9, 2007, Molecular Insight raised $150 million in a bond financing to a syndicate of institutional investors. We anticipate that the proceeds from this financing should provide us with sufficient capital to fund the company through our first product launch, including expenses related to continued clinical progress on our robust pipeline of molecular imaging and targeted molecular radiotherapeutic candidates. We look forward to continuing to achieve our stated milestones through 2008, including advancing key registration clinical trials for Azedra and Zemiva, and initiating clinical programs for Onalta, Trofex and Solazed,” Mr. Barlow added.
Third Quarter 2007 Highlights
•	Presented positive results of a study designed to develop and validate the Zemiva Normals reference database using gender-based and cardiac ischemia risk stratification parameters.
•	The study established gender-matched normal parameters for Zemiva and established criteria for a normals group and three sets of criteria for cardiac abnormality by stratifying patients into low, intermediate or high risk of acute coronary syndrome (ACS). Results indicated that the database accurately differentiated normal from abnormal metabolic heart activity in patients dosed with Zemiva.
•	Presented data demonstrating that Zemiva compares favorably to published performance parameters of approved cardiac blood flow tracers used to detect cardiac ischemia and myocardial infarction, or heart attack.
•	The comparison, which used the Zemiva Normals reference database, indicated that Zemiva demonstrated strong sensitivity and negative predictive value for the rule-in/rule-out of patients having heart attacks and cardiac ischemia. Zemiva was positive in 100% of patients with elevated serum troponins, the biomarker for heart attack diagnosis that typically requires 6 to 12 hours to reach measurable levels in a heart attack patient’s blood.
•	Appointed Donald E. Wallroth as Chief Financial Officer. Mr. Wallroth also served as the Chief Financial Officer and Chief Operating Officer of Transition Systems, Inc., which was owned by The New England Medical Center and provided financial and clinical decision support systems for leading hospitals. Further, he served as the Chief Financial Officer of Project Software and Development Inc. (PSDI), subsequently called MRO Software, Inc., which was recently acquired by IBM.

•	Elected Scott Gottlieb, M.D., to the Molecular Insight Board of Directors. Dr. Gottlieb, currently a Resident Fellow at the American Enterprise Institute, has served as a senior policy maker at the U.S. Food and Drug Administration (FDA), most recently as Deputy Commissioner for Medical and Scientific Affairs. He has also served as a senior official at the Centers for Medicare and Medicaid Services (CMS), and is a frequent contributor to leading journals and publications.
Financial Results of the Third Quarter 2007
Third quarter 2007 net loss attributable to common shareholders was ($13.2) million, or ($0.53) per share, compared to a net loss attributable to common shareholders of ($7.6) million, or ($1.67) per share, in the third quarter of 2006. Total revenues for the third quarter of 2007 were $317,000, compared to total revenues of $43,000 in the third quarter of 2006. Our revenues to date have consisted of National Institute of Health grants. Cash and cash equivalents and short-term investments at September 30, 2007 totaled $38.7 million, compared to $8.9 million at December 31, 2006.
Research and development (R&D) expenses totaled $9.8 million in the third quarter of 2007, compared to $4.0 million in the third quarter of 2006. The increase in R&D expenses is primarily due to increased costs associated with the Phase 2 trials for Azedra and Zemiva, increased preclinical development costs and compensation-related expenses associated with an expanded R&D team.
General and administrative (G&A) expenses were $4.2 million for the third quarter of 2007, compared to $2.5 million in the third quarter of 2006. The major increases in G&A expenses were the increased compensation expense including stock-based compensation, increased legal fees, increased recruiting and relocation fees, increased communications, sales and marketing expenses, and increased insurance expenses. These increases were primarily a result of both additional services and expenses related to our new public company legal and reporting requirements following our initial public offering in the first quarter of 2007, and additional outside services to support accounting and finance personnel in the third quarter of 2007.
Other income (expense) was $441,000 net for the third quarter of 2007 compared to ($100,000) for the third quarter of 2006. This increase was primarily due to additional interest income from the higher cash and investment funds following the initial public offering and lower interest expense from reduction in notes payable, from the payoff of debt and the conversion of convertible debt to common stock as part of the stock offering.
Redeemable convertible preferred stock dividends and accretion of issuance costs were $0.0 for the third quarter of 2007, compared to $991,000 for the third quarter of 2006. This decrease was a result of the company’s preferred stock being converted to common stock following the initial public offering.
Molecular Insight Operational Guidance
Molecular Insight expects to meet the following clinical milestones over the next 12 to 18 months:
•	Complete Azedra’s Phase 1 dose-ranging clinical trial in pheochromocytoma in the first half of 2008

•	Initiate Azedra’s neuroblastoma clinical trial in the first half of 2008

•	Complete Zemiva’s planned pivotal registration Phase 2 trial that is currently underway in the first half of 2008

•	Initiate a Phase 1 dosimetry trial with Trofex, a prostate-specific membrane antigen-targeted molecular imaging pharmaceutical for the diagnosis of prostate cancer, in the first half of 2008

•	Initiate an additional Phase 1 dosimetry trial with Onalta, a somatostatin receptor-targeted molecular radiotherapeutic peptide for the treatment of neuroendocrine tumors, in the first half of 2008

•	Initiate a Phase 1 dosimetry trial with Solazed, a targeted radiotherapeutic small molecule for the treatment of malignant melanoma, in the first half of 2008

•	Initiate Azedra’s planned Phase 2 pivotal trial in the second half of 2008

•	Initiate Zemiva’s planned confirmatory Phase 3 pivotal trial in the second half of 2008

•	Complete Trofex’s dosimetry trial in the second half of 2008
Conference Call Access Information
To access the live call on November 12, 2007 at 10:00 a.m. Eastern Time, dial (866) 831-6234 or (617) 213-8854 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 69227436. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international callers) and using the pass code 20445723.
A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.molecularinsight.com. The company will present a short PowerPoint presentation during the call. An archived audio webcast will be available on the company’s website after the event and will be archived for 30 days.

About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead targeted molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta™, Zemiva™ and any other statements relating to product candidates or the applicable regulatory process, including clinical development programs, estimated enrollment figures and number of sites for the Phase 2 trial with Zemiva, and projected clinical milestones over the next 12 to 18 months. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Results Report for the Third Quarter of Fiscal 2007
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue — Research and development grants	$42,550	$316,642	$206,459	$578,895

Operating expenses:
Research and development	4,008,561	9,761,975	11,696,114	27,130,362
General and administrative	2,528,993	4,190,787	7,402,648	11,717,893

Total operating expenses	6,537,554	13,952,762	19,098,762	38,848,255

Loss from operations	(6,495,004)	(13,636,120)	(18,892,303)	(38,269,360)

Other (expense) income:
Interest income	45,249	481,803	300,750	1,628,133
Interest expense	(144,790)	(40,568)	(393,625)	(1,529,636)

Total other (expense) income, net	(99,541)	441,235	(92,875)	98,497

Net loss	(6,594,545)	(13,194,885)	(18,985,178)	(38,170,863)

Redeemable convertible preferred stock dividends and accretion of issuance costs	(991,495)	—	(2,885,529)	(1,368,126)

Net loss attributable to common stockholders	($7,586,040)	($13,194,885)	($21,870,707)	($39,538,989)

Net loss per share attributable to common stockholders:
Basic and diluted net loss per share attributable to common stockholders	($1.67)	($0.53)	($4.90)	($1.76)

Weighted average shares used to compute basic and diluted loss per share attributable to common stockholders	4,534,312	24,807,244	4,460,685	22,421,174

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2006	2007
		(Unaudited)
Current assets:
Cash and cash equivalents	$8,915,857	$14,672,015
Short-Term Investments	—	24,052,224
Accounts receivable—research and development grants	127,924	172,551
Prepaid expenses and other current assets	1,563,314	1,000,290

Total current assets	10,607,095	39,897,080
Property and equipment—net	886,783	1,900,805
Deferred stock offering cost	982,195	—
Deposits	7,291	542,588
Other assets	450,811	668,593

Total assets	$12,934,175	$43,009,066

Current liabilities:
Notes payable, current portion	$1,734,672	$1,789,228
Accounts payable	1,499,830	2,766,727
Accrued expenses	5,812,055	7,656,829
Accounts payable and accrued expenses — related parties	684,243	737,696
Success fee liability	278,000	—

Total current liabilities	10,008,800	12,950,480

Notes payable — less current portion	1,832,384	474,546
Convertible note payable including interest	14,844,286	—
Deferred rent	22,568	—

Redeemable convertible preferred stock	48,089,941	—

Total stockholders’ (deficit) equity	(61,863,804)	29,584,040

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$12,934,175	$43,009,066

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